Exhibit 21.1

SENMIAO TECHNOLOGY LIMITED

List of Subsidiaries

As of March 31, 2025, the subsidiaries of Senmiao Technology Limited, are listed as follows:

Subsidiary	Place of Incorporation
Senmiao Technology (Hong Kong), Limited	Hong Kong
Sichuan Senmiao Yicheng Assets Management Co., Ltd. formerly known as Yicheng Financial Leasing Co., Ltd.	PRC
Sichuan Senmiao Zecheng Business Consulting Co., Ltd.	PRC
Chengdu Corenel Technology Co., Ltd.	PRC
Hunan Ruixi Financial Leasing Co., Ltd.	PRC
Sichuan Senmiao Ronglian Technology Co., Ltd.	PRC
Chengdu Jiekai Technology Ltd.	PRC